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Term Sheet No. A34 To the Product Supplement No. AK-I dated November 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 February 1, 2010

$ Accelerated Return Equity Securities due August 21, 2013 Linked to the Credit Suisse FX Factor US Dollar Excess Return Index

General

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The securities are designed for investors who seek a leveraged return linked to the appreciation of the Credit Suisse FX Factor US Dollar Excess Return Index. Investors should be willing to forgo interest payments and, if the Underlying declines, be willing to lose up to 100% of their investment. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing August 21, 2013†.

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities are expected to price on or about February 19, 2010 (the "Trade Date") and are expected to settle on or about February 24, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Underlying:
The Credit Suisse FX Factor US Dollar Excess Return Index. The Underlying is reported by Bloomberg under the ticker symbol "FXFTERUS." For more information on the Underlying, see "The Underlying" herein.
Redemption Amount:
You will be entitled to receive a Redemption Amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below.
Underlying Return:	•	If the Final Level is greater than the Initial Level, the Underlying Return will be calculated as follows:
	Upside Participation Rate ×	Final Level – Initial Level Initial Level
	•	If the Final Level is equal to the Initial Level, the Underlying Return will equal zero and the Redemption Amount will equal the principal amount of the securities.
	•	If the Final Level is less than the Initial Level, the Underlying Return will be calculated as follows:
Final Level – Initial Level Initial Level

If the Final Level is less than the Initial Level, the Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose your entire investment.
Upside Participation Rate:	Expected to be between 145% and 155% (to be determined on the Trade Date).
Initial Level:	A level of the Underlying on the Trade Date as determined by the Calculation Agent.
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date†:	August 14, 2013
Maturity Date†:	August 21, 2013
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546ESM7

†    Subject to postponement in the event of a market disruption event as described herein under "Market Disruption Events."

Investing in the securities involves a number of risks. See "Selected Risk Considerations" beginning on page 4 of this term sheet and "Risk Factors" beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the term sheet, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer

Per security	$1,000.00	$	$

Total	$	$	$

(1) We or one of our affiliates may pay varying discounts and commissions of between 2.50% and 2.75% per $1,000 principal amount of securities in connection with the distribution of the securities. In addition, an affiliate of ours may pay referral fees of up to 0.50% per $1,000 principal amount of securities in connection with the distribution of the securities. For more detailed information, please see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this term sheet.

The agent for this offering, Credit Suisse Securities (USA) LLC ("CSSU"), is our affiliate. For more information, see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this term sheet.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

February 1, 2010

Additional Terms Specific to the Securities

You should read this term sheet together with the product supplement dated November 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Product supplement No. AK-I dated November 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909010427/a2195638z424b2.htm

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  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

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  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the "Company," "we," "us," or "our" refers to Credit Suisse.

This term sheet, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations" in this term sheet and "Risk Factors" in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The table below illustrates the hypothetical Redemption Amounts at maturity for a $1,000 security for a hypothetical range of performance of the Underlying from +100% to -100%. The hypothetical Redemption Amounts set forth below assume an Initial Level of 240 and an Upside Participation Rate of 150% (the midpoint of the expected range set forth on the cover of this term sheet). The actual Initial Level will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Level determined on the Valuation Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Percentage Change in Underlying Level	Underlying Return	Redemption Amount
480.00	100.00%	150.00%	$2,500.00
420.00	75.00%	112.50%	$2,125.00
360.00	50.00%	75.00%	$1,750.00
336.00	40.00%	60.00%	$1,600.00
312.00	30.00%	45.00%	$1,450.00
288.00	20.00%	30.00%	$1,300.00
276.00	15.00%	22.50%	$1,225.00
264.00	10.00%	15.00%	$1,150.00
252.00	5.00%	7.50%	$1,075.00
246.00	2.50%	3.75%	$1,037.50
242.40	1.00%	1.50%	$1,015.00
240.00	0.00%	0.00%	$1,000.00
228.00	-5.00%	-5.00%	$950.00
216.00	-10.00%	-10.00%	$900.00
204.00	-15.00%	-15.00%	$850.00
192.00	-20.00%	-20.00%	$800.00
168.00	-30.00%	-30.00%	$700.00
144.00	-40.00%	-40.00%	$600.00
120.00	-50.00%	-50.00%	$500.00
96.00	-60.00%	-60.00%	$400.00
72.00	-70.00%	-70.00%	$300.00
48.00	-80.00%	-80.00%	$200.00
24.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The Final Level is 288, an increase of 20% from the Initial Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level is as follows:

  Underlying Return = 150% × [(288 - 240)/240] = 30%
  Redemption Amount = Principal × (1 + Underlying Return)
  Redemption Amount = $1,000 × 1.30
  Redemption Amount = $1,300

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,300 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Underlying.

Example 2: The Final Level is 240, equal to the Initial Level. Because the Final Level is equal to the Initial Level, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 3: The Final Level is 192, a decrease of 20% from the Initial Level. The determination of the Redemption Amount when the Final Level is less than the Initial Level is as follows:

  Underlying Return = (192 - 240)/240 = -20%
  Redemption Amount = Principal × (1 + Underlying Return)
  Redemption Amount = $1,000 × 0.80
  Redemption Amount = $800

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $800 per $1,000 principal amount of securities because the Final Level is less than the Initial Level and you will participate in any depreciation in the level of the Underlying.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

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  YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of securities. If the Final Level is less than the Initial Level, you will lose 1% of your principal for each 1% decline in the Final Level as compared to the Initial Level. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Underlying, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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  STRATEGY RISK – The Underlying offers investors exposure to a diversified portfolio of eleven macroeconomic and technical currency trading strategies, each of which we refer to as a Strategy Portfolio. The Underlying seeks to replicate the net excess return of investing in these Strategy Portfolios by using notional investments in one-month cash-settled currency forwards on a currency universe comprised of eighteen currencies (17 currency pairs expressed as an amount of the non-US currency per US $1), each of which we refer to as a Portfolio Currency, in both the G10 and emerging markets. The weights of the Portfolio Currencies in each Strategy Portfolio and the weights of the Strategy Portfolios in the Underlying are rebalanced periodically according to a rules-based process. In addition, upon each rebalancing, the weight of each Portfolio Currency is scaled up or down proportionately to achieve a target volatility of the Underlying of 5% based on its historical volatility. As a result, from time to time the Underlying may provide enhanced exposure to certain Strategy Portfolios and lesser or no exposure to other Strategy Portfolios. The Strategy Portfolios may not be successful, and there is no assurance that the Portfolio Currencies and weights selected according to the methodology of the Underlying will cause the level of the Underlying to increase.

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  THE ACTUAL EXPERIENCED VOLATILITY OF THE UNDERLYING MAY NOT EQUAL THE TARGET VOLATILITY, WHICH MAY HAVE A NEGATIVE IMPACT ON THE PERFORMANCE OF THE UNDERLYING – The weight of each Portfolio Currency is adjusted for the Underlying to target a volatility level of 5%. Because this adjustment is based on the historical volatility of the Underlying, the actual volatility realized on the Underlying will not necessarily equal the volatility target, which could have an adverse effect on the Underlying and consequently the value of your securities.

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  THE CALCULATION OF THE CLOSING LEVEL OF THE UNDERLYING INCLUDES A DEDUCTION OF COSTS WHICH MAY BE INCREASED BY THE INDEX COMMITTEE – On each trading day, the calculation of the closing level of the Underlying will include the deduction of an index fee which currently accrues daily at a rate of 1.25% per annum of the value of the Underlying. The index fee may be periodically increased by the Index Committee, a committee comprising senior management within Credit Suisse International (the "Index Sponsor"), to reflect increases in costs associated with entering into, trading or unwinding positions in currency forward contracts generally by participants in major currency forward markets. Increases in the index fee may occur without prior notice to investors and without informing investors thereafter. In addition, the methodology for calculating the Underlying does not contemplate a limit on the amount of such index fee increases and the index fee may be increased multiple times through the term of the securities. Any increase in the index fee will have a negative impact on the performance of the Underlying and will negatively affect the return on your securities.

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  THE UNDERLYING HAS VERY LIMITED PERFORMANCE HISTORY – Publication of the Underlying began on April 27, 2009. Therefore, it has very limited performance history and no actual investment which allowed tracking of the performance of the Underlying was possible before that date.

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  THE INDEX SPONSOR HAS DISCRETION IN RELATION TO THE UNDERLYING AND IS UNDER NO OBLIGATION TO CONSIDER YOUR INTERESTS AS A HOLDER OF THE SECURITIES – Credit Suisse International, as Index Sponsor and Index calculation agent, is responsible for calculating and publishing the Underlying. The Index Sponsor is entitled to exercise certain discretion in relation to the Underlying, including but not limited to, the determination of the actions necessary to account for Index Disruption Events as described herein under "The Underlying—Index Disruption Events; Revisions to the Index." Decisions made by the Index Sponsor in relation to the occurrence of an Index Disruption Event or otherwise could have an adverse impact on the level of the Underlying. The Index Sponsor is under no obligation to consider your interests as a holder of the securities in taking any actions relating to the Underlying. Please see "The Underlying—Index Disruption Events; Revisions to the Index" herein for more information.

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  CURRENCY MARKETS MAY BE VOLATILE – Currency markets may be highly volatile, particularly in relation to the currencies of emerging or developing nations and, in certain market conditions, in relation to the currencies of developed nations. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currencies. These factors may affect the value of each Portfolio Currency and the value of your securities in varying ways, and different factors may cause the values of the Portfolio Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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  THE CURRENCY PRICES REFLECTED IN THE UNDERLYING ARE SUBJECT TO THE POLITICAL AND ECONOMIC RISKS OF CERTAIN EMERGING MARKETS – The Portfolio Currencies may include emerging market countries, which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions, and in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation or social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing market nation. Political or economic instability is likely to have an adverse effect on the performance of the Underlying, and, consequently, the return on the securities.

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  IF THE LIQUIDITY OF THE PORTFOLIO CURRENCIES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Valuation Date would likely have an adverse effect on the Final Level, and, therefore, on the return on your securities. Limited liquidity relating to the Portfolio Currencies may also result in the Index Sponsor being unable to determine the closing level of the Underlying using its normal means. The resulting discretion by the Index Sponsor in determining the closing level of the Underlying could, in turn, result in potential conflicts of interest.

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  THE INITIAL LEVEL WILL BE DETERMINED AT THE DISCRETION OF THE CALCULATION AGENT – The Initial Level will be determined by the Calculation Agent on the Trade Date and will not be based on the closing level of the Underlying.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO INTEREST PAYMENTS – As a holder of the securities, you will not receive interest payments, and you will not have rights with respect to the Portfolio Currencies that comprise the Underlying.

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  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In addition, Credit Suisse International, an affiliate of ours, is the sponsor and calculation agent for the Underlying. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Underlying on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

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    the expected volatility of the Underlying;

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    the time to maturity of the securities;

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    interest and yield rates in the market generally;

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    the exchange rate and volatility of the exchange rates of each Portfolio Currency comprising the Underlying;

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    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Portfolio Currencies comprising the Underlying or markets generally and which may affect the level of the Underlying; and

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    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Market Disruption Events

A "Market Disruption Event" is, in respect of the Underlying, the occurrence or existence during the one-half hour period that ends at the relevant valuation time on any Underlying Business Day, of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) on:

  (a)
  an exchange in any components that comprise 20% or more of the level of the Underlying based on a comparison of (1) the portion of the level of the Underlying attributable to each component in which trading is, in the determination of the Calculation Agent, materially suspended or materially limited relative to (2) the overall level of the Underlying, in the case of (1) or (2) immediately before that suspension or limitation;

  (b)
  a related exchange in options contracts on the Underlying; or

  (c)
  a related exchange in futures contracts on the Underlying;

in the case of (a), (b) or (c) if, in the determination of the Calculation Agent, such suspension or limitation is material.

If the Calculation Agent determines that a Market Disruption Event exists in respect of the Underlying on the Valuation Date, then the Valuation Date will be postponed to the first succeeding Underlying Business Day on which the Calculation Agent determines that no Market Disruption Event exists in respect of the Underlying, unless the Calculation Agent determines that a Market Disruption Event exists in respect of the Underlying on each of the five Underlying Business Days immediately following the scheduled Valuation Date. In that case, (a) the fifth succeeding Underlying Business Day following the scheduled Valuation Date will be deemed to be the Valuation Date, notwithstanding the Market Disruption Event in respect of the Underlying, and (b) the Calculation Agent will determine the closing level for the Underlying on that deemed Valuation Date in accordance with the formula for and method of calculating the Underlying last in effect prior to the commencement of the Market Disruption Event in respect of the Underlying using exchange traded prices on the relevant exchanges (as determined by the Calculation Agent in its sole and absolute discretion) or, if trading in any component or components comprising the Underlying has been materially suspended or materially limited, its good faith estimate of the prices that would have prevailed on the exchanges (as determined by the Calculation Agent in its sole and absolute discretion) but for the suspension or limitation, as of the valuation time on that deemed Valuation Date, of each such component comprising the Underlying (subject to the provisions described under "Description of the Securities—Adjustments to the calculation of a reference index") in the accompanying product supplement.

If a Market Disruption Event exists in respect of the Underlying on the Valuation Date, the Maturity Date of the securities will be postponed to the fifth business day following the day as of which the Final Level has been calculated. No interest or other payment will be payable because of any such postponement of the Maturity Date.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

The Underlying

The Credit Suisse FX Factor US Dollar Excess Return Index (the "Index") is calculated, maintained and published by Credit Suisse International which we refer to for the purposes of this description of the Index as the Index Sponsor.

The Credit Suisse FX Factor US Dollar Excess Return Index offers investors exposure to a diversified portfolio of eleven macroeconomic and technical currency trading strategies (each, a "Strategy Portfolio"). The Index methodology is based on a rules-based allocation process. The Index is designed to replicate the net excess return of investing in these Strategy Portfolios by using one-month cash-settled currency forwards. "Excess return" means that a synthetic, rather than actual, investment is used to replicate the returns of the Strategy Portfolios and, therefore, no interest is paid on the investment amount. "Net" signifies that the index returns are net of any applicable costs or fees.

The Strategy Portfolios are based on six factors that the Index Sponsor believes affect currency performance: Carry, Value, Terms of Trade, Growth, Emerging Markets and Momentum. Each factor (other than Emerging Markets) is reflected in a Strategy Portfolio for G10 and emerging market currencies. The Strategy Portfolios are applied to a currency universe comprised of eighteen currencies (17 currency pairs expressed as an amount of the non-US currency per US$1) in both the G10 and emerging markets (as described in "—Portfolio Currencies"). Each Strategy Portfolio ranks or otherwise classifies the Portfolio Currencies, assuming a long or short exposure depending on the Strategy Portfolio, based on certain criteria (for example, Value assigns higher rankings to the most "undervalued" Portfolio Currencies and lower rankings to the most "overvalued" Portfolio Currencies).

The Index represents the cumulative net excess return in US dollars of notional investments in the eleven Strategy Portfolios using one-month forward contracts (each, a "Forward Contract") on the Portfolio Currencies. Each Forward Contract is a cash-settled currency forward contract in which no money is exchanged prior to expiration and the counterparties settle the difference between the contracted forward delivery rate and the prevailing spot rate on an agreed notional amount in the base currency at the expiration of the contract.

The Index was launched on April 27, 2009. The initial level of the Index was set to equal 100 as of June 14, 1999 (the "Base Date"). For the purpose of calculating the retrospective Index performance, the Brazilian real, the Polish zloty and the Turkish lira were phased-in in May 2004, March 2002 and March 2002, respectively, according to market data availability. The level of the Index will be calculated by Credit Suisse International ("CSi"), as Index calculation agent and published on Bloomberg page FXFTERUS on each Valuation Business Day.

The Portfolio Currencies and the Strategy Portfolios

Each Portfolio Currency, its Currency Category (G10 Currency or Emerging Market Currency) and its Maximum Allowed Weighting is listed below.

Portfolio Currency	Abbreviation	Currency Category	Maximum Allowed Weighting
US dollar	USD	G10 Currency and base currency	Unconstrained
Euro	EUR	G10 Currency	50%
Japanese yen	JPY	G10 Currency	50%
Australian dollar	AUD	G10 Currency	50%
Canadian dollar	CAD	G10 Currency	50%
Swiss franc	CHF	G10 Currency	50%
British pound	GBP	G10 Currency	50%
New Zealand dollar	NZD	G10 Currency	50%
Norwegian krone	NOK	G10 Currency	50%
Swedish krona	SEK	G10 Currency	50%
Brazilian real	BRL	Emerging Market Currency	50%
Czech koruna	CZK	Emerging Market Currency	50%
Hungarian forint	HUF	Emerging Market Currency	50%
Mexican peso	MXN	Emerging Market Currency	50%
Polish zloty	PLN	Emerging Market Currency	50%
Singapore dollar	SGD	Emerging Market Currency	50%
Turkish lira	TRY	Emerging Market Currency	50%
South African rand	ZAR	Emerging Market Currency	50%

The rationale behind the factors underlying the Strategy Portfolios

The rationale for how the Index Sponsor believes the six factors (Carry, Value, Terms of Trade, Growth, Emerging Markets and Momentum) affect currency performance is described below.

Carry: Historically, currencies associated with countries with high interest rates tend to appreciate while currencies associated with countries with low interest rates tend to depreciate. Foreign currency "carry" trading is the practice of buying high interest rate, or high yielding, currencies and selling low interest rate, or low yielding, currencies to take advantage of the tendency of forward exchange rates to over-estimate changes in future spot exchange rates. The Carry Strategy Portfolios notionally invest in the three highest-yielding currencies and notionally sell the three lowest-yielding currencies.

Value: Over the long term, currencies tend to revert towards their equilibrium levels due to macroeconomic forces. The Value factor is based on Credit Suisse's proprietary currency fair value model, which is an econometric model integrating long-run fundamental relationships (purchasing power parity, rate differentials, productivity and external balances) that takes into account the persistence of deviations from fair value and the cost of holding a short or long position in a Portfolio Currency.

Purchasing power parity measures the extent to which any good or service that is traded on world markets has a similar price in every country engaged in trade when prices are expressed in a common currency. Purchasing power parity for the EM Currencies is calculated using the framework used by the International Monetary Fund, and takes into account the persistence of deviations from purchasing power parity and cost of carry. Rate differentials refer to the long-term interest rate differentials between two currencies. Productivity refers to the relative productivity as measured by per capita gross domestic product between two countries. External balances are the trade balance and net investment income of a country, and net investment is the net foreign asset position of a country.

The Value Strategy Portfolios notionally buy the three cheapest, or most undervalued, currencies and notionally sell the three most expensive, or most overvalued, currencies, in each case, based on the fair value model.

Terms of Trade: Terms of trade refers to the ratio between export prices and import prices of a country. An improvement in a country's terms of trade is generally seen as benefiting the currency, as it improves the country's trade balances, and the country will pay less for the products it imports. Many economists think there is a stable and positive relationship between a country's terms of trade and an increase in its exchange rate, particularly for small commodity-exporting countries. The Terms of Trade Strategy Portfolios notionally invest in the currencies of the three countries that are experiencing the most favorable terms of trade and notionally sell the currencies of the three countries that are experiencing the most negative terms of trade.

Growth: The Growth factor relates to the relative performance of currencies of countries with strong economic momentum against currencies of countries with weak economic momentum. This factor assesses economic momentum of a country using high-frequency cyclical indicators, particularly retail sales and industrial production data. The Growth Strategy Portfolios notionally invest in the three currencies of countries with the strongest economic momentum and notionally sell the currencies of countries with the weakest cyclical indicators.

Emerging Markets: The Emerging Markets factor is related to the historical trend that an emerging market currency is more likely to appreciate as the associated country's economy undergoes structural adjustments to become a more developed economy. The Emerging Market Strategy Portfolio notionally buys a basket of the emerging market currencies and notionally sells a basket of the G10 currencies.

Momentum: The Momentum strategy is designed to capture the medium-term trend (12-month) of currencies. Trend-following strategies have been widely used to trade in foreign exchange markets over the past 30 years. The Momentum Strategy Portfolios try to capture this trading strategy, and notionally buy all currencies with an upward trend against the US dollar and notionally sell all currencies with a downward trend against the US dollar.

The Portfolio Currencies are ranked within each of the following Strategy Portfolios as described below:

1. Carry G10:	The G10 Currencies are ranked according to their yields, as implied by the forward market. The highest yielding currency is ranked first.
2. Carry EM:	EM Currencies are ranked according to their yields, as implied by the forward market. The highest yielding currency is ranked first.
3. Value G10:	G10 Currencies are ranked according to their value based on Credit Suisse's proprietary currency fair value model. The most undervalued currency is ranked first.
4. Value EM:	EM Currencies are ranked according to their value based on Credit Suisse's proprietary currency fair value model. The most undervalued currency is ranked first.
5. Terms of Trade G10:	G10 Currencies are ranked according to whether they experience positive or negative changes in their terms of trade. The currency with the most positive change in its terms of trade is ranked first.
6. Terms of Trade EM:	EM Currencies are ranked according to whether they experience positive or negative changes in their terms of trade. The currency with the most positive change in its terms of trade is ranked first.
7. Growth G10:	G10 Currencies are ranked according to their economic momentum (using cyclical indicators). The currency with the strongest economic momentum is ranked first.
8. Growth EM:	EM Currencies are ranked according to their economic momentum (using cyclical indicators). The currency with the strongest economic momentum is ranked first.
9. Emerging Markets:	All Portfolio Currencies are assigned a weighting according to their Currency Category. Emerging Market Currencies are long and G10 Currencies are short.
10. Momentum G10:	G10 Currency (other than the US dollar) positions (long or short) are determined based on their medium-term trend against the US dollar.
11. Momentum EM:	EM Currency positions (long or short) are determined based on their medium-term trend against the US dollar.

The graph below sets forth the retrospectively calculated relative weightings assigned to each of the six factors underlying the Strategy Portfolios from January 1, 2008 through April 27, 2009 and the actual relative weightings from April 27, 2009 through June 30, 2009. The graph also sets forth implied volatility in G10 currencies (which, for purposes of the graph, is inverted as indicated by the implied volatility measure to the right of the graph). In addition to the Regular Rebalancing Dates, Additional Rebalancing Dates occurred on January 22, 2008, February 6, 2008, March 18, 2008, August 11, 2008, September 19, 2008, September 30, 2008, October 7, 2008, November 17, 2008 and November 24, 2008.

Backtested, hypothetical or retrospectively calculated performance results have inherent limitations. Simulated results are achieved by the retroactive application of a backtested model itself designed with the benefit of hindsight. Alternative modeling techniques or assumptions might produce significantly different results and prove to be more appropriate for future market conditions. Historical or retrospectively calculated results are neither an indicator nor a guarantee of future returns. Actual results will vary from the analysis.

Index Weighting Methodology

The Strategy Portfolios are rebalanced monthly on each Regular Rebalancing Date (as defined below) and on certain additional intra-month dates on each Additional Rebalancing Date (as defined below). See "—Intra-Month Rebalancing" below. One Valuation Business Day prior to each Rebalancing Date (as defined below) (each, an "Index Allocation Date"), the Index is reweighted among the eleven Strategy Portfolios based on a proprietary Index allocation model. However, re-ranking of the Portfolio Currencies in the 11 Strategy Portfolios (as described above) and assigning weights to the Portfolio Currencies (as described in Step 1 below) only occur on an Index Allocation Date associated with a Regular Rebalancing Date.

The model (i) takes into account the historical volatility and skew of each Strategy Portfolio's historical daily returns over approximately the preceding three months such that strategies with high historic volatility and/or negative skew are underweighted and strategies with low historic volatility and/or positive skew, or the degree to which the distribution curve of daily returns has a relatively longer right tail (positive skew) or left tail (negative skew), are over-weighted and (ii) eliminates any Strategy Portfolio that fails to meet an algorithmic minimum performance threshold, based on historical performance over the past month.

The process of allocating weights to Portfolio Currencies is also subject to a number of tests to limit the Index's concentration in any Portfolio Currency, as detailed below.

Step 1: Assigning weights to the Portfolio Currencies.

    •
    For Strategy Portfolios 1 to 8 (Carry G10, Carry EM, Value G10, Value EM, Terms of Trade G10, Terms of Trade EM, Growth G10, Growth EM), an equal positive weight of 1/3 is assigned to the three highest ranked Portfolio Currencies and an equal negative weight of negative 1/3 is assigned to the three lowest ranked Portfolio Currencies.

    •
    For Strategy Portfolio 9 (Emerging Markets), a positive equal weight is assigned to all the Emerging Market Currencies (the sum of the positive weights in this Strategy Portfolio is one) and a negative equal weight is assigned to all the G10 Currencies (the sum of the negative weights in this Strategy Portfolio is negative one).

    •
    For Strategy Portfolios 10 and 11 (Momentum G10 and Momentum EM), equal positive (negative) weights (of 1 divided by the number of currencies in the respective Currency Category) are assigned to all Portfolio Currencies (other than the US dollar) with an upward (downward) trend against the US dollar.

    •
    Portfolio Currencies in the Index that are assigned a positive weight are long and those that are assigned a negative weight are short.

Step 2: The Strategy Portfolios are aggregated into the Index.    The aggregated currency weightings of the Strategy Portfolios are determined in the following rules-based sequential process:

  (a)
  Each Strategy Portfolio is weighted based in equal parts on the historical volatility and skew of its exponentially weighted daily returns (with older returns weighted less heavily) over approximately the preceding three months (with Strategy Portfolios with relatively low volatility and positive skew weighted more heavily, and Strategy Portfolios with relatively higher volatility and negative skew weighted less heavily). Strategies that have experienced unusually high losses (based on the exponentially weighted daily returns) over the past month are excluded from the process.

  (b)
  Each Portfolio Currency weighting is aggregated across all Strategy Portfolios in the Index by summing the products of its weighting within each Strategy Portfolio (as determined in Step 1) and the weight of the corresponding Strategy Portfolio (as determined in (a)) within the Index;

  (c)
  The absolute value of currency weightings is scaled up or down proportionally (maintaining the relative weights among the Strategy Portfolios) such that the ex-ante volatility of the Index is equal to 5%, using an exponentially weighted moving average to estimate the covariance matrix of historical daily returns over the preceding three months;

  (d)
  CSi verifies whether the aggregate weighting of each Portfolio Currency in the Index has an absolute value lower than its respective Maximum Allowed Weighting indicated in the table in "—Portfolio Currencies."

  (i)
  If this condition is true for all Portfolio Currencies, the allocation process proceeds to step (e).

  (ii)
  Otherwise, CSi identifies the first Portfolio Currency for which the condition is not true, resetting the absolute value of its weighting to its Maximum Allowed Weighting and reiterating step (c) while leaving fixed all Portfolio Currencies for which the weighting has been reset in (d).

    Step (d) is repeated until no Portfolio Currency exceeds its Maximum Allowed Weighting;

  (e)
  In order to avoid excessive concentration of risk, CSi verifies that (i) no more than one Portfolio Currency has an absolute weighting greater than 20% of the sum of the absolute value of weights of all other Portfolio Currencies (excluding the US dollar) and (ii) such absolute value of weighting does not exceed 35% of the sum of the absolute value of weights of all other Portfolio Currencies (excluding the US dollar). If both conditions are met, the allocation process ends. Otherwise, the currency weightings are modified as described in (f) below;

  (f)
  Following the order in which the Portfolio Currencies appear in the table in "—Portfolio Currencies," CSi finds the first Portfolio Currency having an absolute value of its weighting greater than 20% of the sum of the absolute weights of all other Portfolio Currencies (excluding the US dollar) (or, if this Portfolio Currency has the highest absolute weight, 35% of the sum of the absolute value of weights of all other Portfolio Currencies (excluding the US dollar)), resets the Portfolio Currency weight to 99% of its current value and reiterates step (c), while leaving fixed all Portfolio Currencies for which the weighting has been reset in (f) and (d). Repeat (f) until (e)(i) and (e)(ii) are verified. CSi repeats (d) and (e) sequentially until (d), (e)(i) and (e)(ii) are all true, ending the allocation process.

The Index is then rebalanced to reflect the resulting Portfolio Currency weightings, which in turn dictate the notional value of each Forward Contract to be entered into on the applicable Rebalancing Date.

The term "Index Month" means a period starting at or around 4 p.m. London time on a Regular Rebalancing Date and ending at or around 4 p.m. London time on the following Regular Rebalancing Date. A "Regular Rebalancing Date" means the 14th day of each calendar month, provided that it is an Index Business Day; otherwise, the Regular Rebalancing Date will occur on the immediately following Index Business Day and a "Rebalancing Date" refers to either a Regular Rebalancing Date or an Additional Rebalancing Date. An "Index Business Day" is a day that is a Valuation Business Day, a New York business day, a London business day and an Emerging Market Currency business day in respect of each Emerging Market Currency in the Currency Pool. A "Valuation Business Day" is any week day on which fixing rates required for the calculation of spot fixings and forward fixings are published at or around 4 p.m. London time by the WM Company/Reuters Currency Services ("WMR Business Days").

Intra-month Index Rebalancing

As indicated in Step 2(c) above, the absolute value of the currency weightings is proportionately increased or decreased upon each Index rebalancing such that the volatility of the Index, based on historical measures, equals 5%. An intra-month rebalancing occurs if there is an unusual increase in implied volatility on any Valuation Business Day in one or both of (i) a basket composed of the G10 Currencies or (ii) a basket composed of the Emerging Markets Currencies, in each case, based on a proprietary rules-based stress indicator. Any such intra-month rebalancing takes place on the first Valuation Business Day on which there is sufficient liquidity for all relevant Portfolio Currencies (an "Additional Rebalancing Date"). Sufficient liquidity for a Portfolio Currency means the ability to execute a forward contract with a notional amount of a least US$20 million equivalent without causing a significant impact on the relevant exchange rate. The intra-month rebalancing involves running the same allocation process performed on a Regular Rebalancing Date except as described in the first paragraph of "—Index Weighting Methodology" above.

An intra-month rebalancing can also occur when the rules-based stress indicator indicates that market conditions have normalized for a period of time following a period of increased market volatility. In such circumstances, performing the allocation process may result in the exclusion of poorly performing Strategy Portfolios (measured over the period since the preceding Index Allocation Date) and the addition of previously excluded Strategy Portfolios provided they meet the criteria in Step 2(a). However, an intra-month rebalancing triggered by decreased market volatility cannot occur during the week before a Regular Rebalancing Date.

The Forward Contract positions established on an Additional Rebalancing Date have an observation date equal to the next Regular Rebalancing Date and settlement dates equal to the corresponding Market Rate

Settlement Dates (as defined below under "Index Level Calculation—Currency Returns") with respect to each Portfolio Currency included in the Index as a result of the allocation process.

Index Level Calculation

The level of the Index on any Valuation Business Day is (i) the Index level as of the last Rebalancing Date ("Index Value"), plus (ii) the Currency Return as of the Valuation Business Day, minus (iii) the Index fees as of the Valuation Business Day, which currently accrue daily at a rate of 1.25% of the Index Value per annum. The Index fees may be periodically increased by the Index Committee to reflect increases in costs associated with entering into, trading or unwinding positions in currency forward contracts generally by participants in major currency forward markets.

The "Currency Return" equals zero on any Rebalancing Date. For each Valuation Business Day following the applicable Rebalancing Date , the Currency Return is determined using the following steps:

(1)
for each Portfolio Currency, subtract the applicable Forward Contract Market Rate from the applicable Forward Contract Delivery Rate and divide the difference by the applicable Forward Contract Market Rate;

(2)
for each Portfolio Currency, multiply the quotient determined in step (1) above by the Discount Factor;

(3)
sum the weighted products determined in (2) for all the Portfolio Currencies, using the weights (w) determined on the preceding Index Allocation Date as described under "—Index Weighting Methodology"; and

(4)
multiply the Index level as of the last Index Allocation date ("V") by the sum calculated in (3).

The Currency Return, expressed as a formula, equals:

; where i represents each Portfolio Currency.

For a Portfolio Currency on a given Valuation Business Day, the term "Forward Contract Market Rate" or "F" means the forward exchange rate (determined by linear interpolation) at which a cash-settled forward contract could be entered into on the Valuation Business Day with a fixing date equal to the next Regular Rebalancing Date and a settlement date equal to the corresponding settlement date for that Portfolio Currency (such settlement date, the "Market Rate Settlement Date"). The Forward Contract Market Rate on any date except a Rebalancing Date is calculated as the sum of (i) the relevant mid market spot rates and (ii) a linear interpolation of the mid market forward rates with the closest available settlement dates falling (1) on or before and (2) after the Market Rate Settlement Date. On a Rebalancing Date, the Forward Contract Market Rate is the bid, mid or ask market spot rates (with the determination of whether to use bid, mid or ask fixings based on the current market practice for the applicable Portfolio Currency).

For a Portfolio Currency, the term "Forward Contract Delivery Rate" or "K" means the contractual delivery rate for the current Forward Contract with respect to such Portfolio Currency included in the Index. The Forward Contract Delivery Rate for the Index Month is determined on the applicable Rebalancing Date by the Index calculation agent using bid, mid or ask market spot or forward rates as relevant (with the determination of whether to use the bid, mid or ask fixings based on whether the weighting is long or short, whether the rates are quoted directly or need inversion and the current market practice for the applicable Portfolio Currency).

For a Portfolio Currency on a given Valuation Business Day, the term "Discount Factor" or "df" means the rate determined by reference to the appropriate term on Credit Suisse's firm-wide US dollar discount curve from the applicable Market Rate Settlement Date to the Index Settlement Date based on a 360-day year consisting of twelve 30-day months. Credit Suisse's firm-wide US dollar discount curve generally reflects Credit Suisse's cost of funding, which is determined by factors affecting the general interest rate environment as well as factors specific to Credit Suisse, including its creditworthiness. The "Index Settlement Date" with respect to any Valuation Business Day is the second New York business day after the Valuation Business Day.

Index Management

CSi acts as both Index Sponsor and Index calculation agent. CSi is the final authority on the Index and the interpretation and application of the index rules summarized herein.

An "Index Committee" comprising senior management within CSi has responsibility for approving certain actions under, reviewing and interpreting the index rules. The Index Committee can, without prior notice to any investors, make any of the following adjustments (among others) if (a) the Index is no longer calculable in accordance with the current index rules or (b) a change to the index rules is required to address an error, ambiguity or omission:

  •
  Set the Maximum Allowed Absolute Value of Concentration of any Portfolio Currency in the Currency Pool to 0% for a defined period;

  •
  Adjust the costs associated with maintaining the Index; or

  •
  Adjust any Strategy Portfolio methodology to the extent required to address (a) or (b) above.

Index Disruption Events; Revisions to the Index

Where, in the determination of CSi, an Index Disruption Event (as defined below) has occurred or is existing in respect of any Valuation Business Day, CSi may determine, in consultation (where it deems appropriate) with the Index Committee, what action should be taken in relation to the Index to take account of such Index Disruption Event. Such actions may include, for example:

  (i)
  the designation of an alternative price source in respect of a Portfolio Currency;

  (ii)
  the designation of an alternative exchange rate calculation;

  (iii)
  the reconstitution of the Index, whether by way of a substitution of the Portfolio Currencies or strategies employed in the allocation process, or other change in the methodology of calculating the Index;

  (iv)
  suspension of publication of the Index; and/or

  (v)
  determination of the Index level based on estimated or adjusted data.

In the determination of CSi, the following events are each an "Index Disruption Event":

  (a)
  Changes in the manner in which WM Company/Reuters Currency Services calculates or publishes fixing rates.

  (b)
  Changes in the manner in which the overnight fixing rate (if relevant) is calculated or published.

  (c)
  Any event that, in the opinion of the Index Committee, has an adverse effect on (i) the ability of CSi to determine an exchange rate for the purposes of calculating the Index or (ii) the ability of CSi (or any of its affiliates) to establish, maintain, value, rebalance or unwind a hedge position in relation to any securities, options, swaps, other over-the-counter derivatives, certificates, principal-protected and non-principal-protected notes or other financial products the return on which is linked to the performance of the Index (each, a "Linked Product").

  (d)
  The occurrence of certain events that would (i) result in a default, event of default or similar condition or event with respect to any financial instrument underlying the Index, (ii) make it impossible to convert a Portfolio Currency into US dollars in any country or jurisdiction in which such Portfolio Currency is the lawful currency (a "Portfolio Currency Jurisdiction"), (iii) restrict transfers of US dollars out of a Portfolio Jurisdiction or of Portfolio Currencies within a Portfolio Currency Jurisdiction or to non-residents, (iv) result in the unavailability of firm quotes for a Portfolio Currency exchange rate, (v) result in the nationalization, expropriation or other action by any governmental authority or other entity charged with financial markets regulation which would deprive a Linked Product issuer or hedging affiliate of all or substantially all of its assets in the Portfolio Currency Jurisdiction, (vi) make it impossible to convert the Portfolio Currency into US dollars in the Portfolio Currency Jurisdiction, (vii) result in certain defaults or events of default with respect to payments of certain government obligations or guarantees, or (viii) evidence certain changes in the credit risk of any party to any financial instrument underlying the Index.

  (e)
  Either (A) the adoption of or any change in applicable law or regulation (including, without limitation, any tax law) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including action taken by a taxing authority) which, in the determination of the Index calculation agent (in its sole discretion) would (i) make it illegal for the Index calculation agent to perform its duties or (ii) will cause the Index calculation agent to incur a materially increased cost in performing its obligations under these Index Rules (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position).

  (f)
  An event resulting in a breakdown in any means of communication or procedure normally used to enable the determination of the level of the Index, any other event, in the determination of CSi, preventing the prompt or accurate determination of the level of the Index, or CSi's conclusion that, as a consequence of any such event, the last reported level of the Index should not be relied upon.

  (g)
  CSi determines that the allocation process has produced a result that it reasonably believes cannot be relied upon.

  (h)
  The failure, suspension or postponement of any calculation within the allocation process in respect of any Valuation Business Day.

Historical Information

The graph below sets forth the retrospectively calculated closing levels of the Underlying from January 1, 2005 through April 26, 2009 and the actual closing levels from April 27, 2009 through January 28, 2009. CSi has retrospectively calculated the closing levels prior to April 27, 2009 as if the Underlying had been created on the Base Date with an initial level of 100. CSi actually began calculating and publishing the daily level of the Underlying on Bloomberg page FXFTERUS on April 27, 2009, with an initial level of 232.0851. You should be aware that it is not possible to track the performance of the Underlying at any time prior to April 27, 2009. You should not take the historical levels or retrospectively calculated levels of the Underlying as an indication of future performance of the Underlying. Any historical upward or downward trend in the level of the Underlying during any period set forth in the graph below is not an indication that the Underlying is more or less likely to increase or decrease at any time during the future. The closing level of the Underlying on January 28, 2010 was 238.8239.

Historical Performance of the Credit Suisse FX
Factor US Dollar Excess Return Index

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

  •
  a financial institution,

  •
  a mutual fund,

  •
  a tax-exempt organization,

  •
  a grantor trust,

  •
  certain U.S. expatriates,

  •
  an insurance company,

  •
  a dealer or trader in securities or foreign currencies,

  •
  a person (including traders in securities) using a mark-to-market method of accounting,

  •
  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain.

Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Underlying that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute debt instruments that are "contingent payment debt instruments" that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments and they had term of more than one year, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. If the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation's issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments or contingent payment debt instruments.

It is also possible that the IRS would seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.

In addition, on December 7, 2007, the IRS issued Revenue Ruling 2008-1 holding that a financial instrument issued and redeemed for U.S. dollars, but providing a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency. If the IRS were to characterize the securities as debt instruments denominated in a foreign currency or currencies, you would not be able to elect to treat any gain on the sale or redemption of the securities as capital gain pursuant to a Code section 988(a)(1)(B) election (a "Section 988 Capital Treatment Election"), which might be available if the securities were foreign currency forward contracts. We believe that the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling. However, future guidance extending the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the securities for U.S. Holders, possibly with retroactive effect. Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the revenue ruling.

Under any characterization of the securities, the IRS may seek to characterize your securities in a manner that results in certain changes to the Underlying, either on an Index Review Date or otherwise as permitted by the index rules (each an "Index Change"), as constituting a taxable event to you. If the IRS were to prevail in treating an Index Change as a taxable event, you would be treated as having made a taxable exchange of your securities, resulting in recognition of gain or loss (which could be ordinary income or loss in certain cases) by you with respect to the securities on the date of such Index Change, equal to the difference between the fair market value of the securities on such date and your adjusted basis in the securities at that time.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if:

  (a)
  a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or

  (b)
  such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder's tax basis in the security at that time. Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the security (generally its cost).

Your gain or loss will generally be ordinary income or loss (as the case may be) for U.S. federal income tax purposes. However, holders of certain forward contracts, futures contracts or option contracts generally are entitled to make a Section 988 Capital Treatment Election to treat this ordinary gain or loss as capital gain or loss. We believe that the securities should qualify for a Section 988 Capital Treatment Election, provided the applicable conditions set forth in the regulations under Code section 988 are met. Assuming the Section 988 Capital Treatment Election is available, if you make this election before the close of the day on which you acquire a security, all gain or loss you recognize on a sale or exchange of the security should be treated as capital gain or loss. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. A U.S. Holder must make the Section 988 Capital Treatment Election with respect to the securities it holds by (a) clearly identifying the transaction on its books and records on the date the transaction is entered into as being subject to this election and either (b) filing the relevant statement verifying this election with such U.S. Holder's U.S. federal income tax return or (c) otherwise obtaining independent verification as set forth in the regulations under Code section 988. You should consult your tax advisor regarding the U.S. federal income tax considerations with respect to an investment in the securities, as well as the availability, mechanics, and consequences of a Section 988 Capital Treatment Election.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Disclosure of Reportable Transactions

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) that is required to file a U.S. income tax return must disclose their participation in certain reportable transactions to the IRS. A reportable transaction includes a loss transaction in which a taxpayer who is an individual or trust (whether or not the loss flows through an S corporation or a partnership) claims a loss under Code section 165 of at least $50,000 in any single taxable year if the loss arises with respect to a Code section 988 transaction. You should consult your tax advisor as to the requirement you may have to disclose your securities transaction to the IRS.

Possible Legislation Affecting Securities Held Through Foreign Accounts

On December 7, 2009, the Tax Extenders Act of 2009 (the "Act") was introduced in the U.S. Congress. The Act would impose a 30% withholding tax on "withholdable payments" made to foreign financial institutions (and their 50% affiliates) unless the payee foreign financial institution agrees to disclose the identity of any U.S. individual with an account at the institution (or the institution's affiliates) and to annually report certain information about such account. "Withholdable payments" include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income ("FDAP"), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the taxpayer identification number of any substantial U.S. owners to withhold tax at a rate of 30%.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act's withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of your gains may be subject to 30% withholding if the Act is enacted, payment is made after December 31, 2012.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this term sheet and will receive underwriting discounts and commissions of between 2.50% and 2.75% or between $25.00 and $27.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse, may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 principal amount of securities in connection with the distribution of the securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any discretionary account without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

Please refer to "Underwriting" in the accompanying product supplement for further information.

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